EXHIBIT 99.1

Rome Bancorp Reports Record Level Quarterly Earnings Per Share and Dividend Declaration

ROME, N.Y., April 28, 2010 (GLOBE NEWSWIRE) -- Rome Bancorp, Inc. (the "Company") (Nasdaq:ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month period ended March 31, 2010. Net income for the Company for the quarter ended March 31, 2010 increased to $1.1 million or $0.18 per diluted share, compared to $707,000 or $0.11 per diluted share in the first quarter of 2009. Included in current year to date earnings per share was a gain on sale of real estate in the amount of $0.04 cents per diluted share. These results represent the highest level of quarterly earnings per share for the Company since its inception in 1999. The increase in net income is attributable to increased net interest income as well as a gain realized on the sale of other real estate. Diluted outstanding shares decreased to 6.5 million in the current quarter compared to 6.7 million in the first quarter of 2009 as a result of treasury stock purchases over the past year.

Net interest income increased to $3.5 million for the three months ended March 31, 2010 from $3.3 million in the same period of 2009 primarily due to a decrease in interest expense.

Interest income decreased by $101,000 to $4.3 million for the three months ended March 31, 2010 from $4.4 million for the three months ended March 31, 2009 as a result of a decrease in the level of average earning assets as well as a slight decrease in yields earned on these assets. Average earning assets decreased by $5.8 million from the same quarter in 2009, due to a reduction in the Company's residential mortgage loan portfolio stemming from increased sales of new mortgage originations into the secondary market. The overall yield on earning assets decreased to 5.75% for the three months ended March 31, 2010 from 5.79% for the first quarter of 2009.

Interest expense decreased by $318,000, or 28.6%, to $794,000 for the three months ended March 31, 2010, from $1.1 million in the same period in 2009. Interest expense on deposit accounts decreased by $198,000, or 29.2%, principally due to a decrease in rates paid on time deposits, consistent with decreases in market interest rates. Interest expense on borrowings decreased to $314,000 in the first quarter of 2010 from $434,000 for the same quarter of 2009. The average balance of borrowings decreased to $44.7 million in the three months ended March 31, 2010 from $59.3 million in the same period of 2009, as the Company paid down maturing advances with proceeds of loan sales and deposit inflows. The average cost of funds decreased to 1.39% for the current quarter, compared to 1.90% for the same quarter of 2009, principally due to the aforementioned decrease in time deposit rates.

The Company recorded a $50,000 loan loss provision in the first quarter of 2010, compared to no loan loss provision in the same period of 2009. This provision was added to address a slight increase in non-performing loans during the current quarter. The allowance for loan losses as a percentage of non-performing loans was 108.7% at March 31, 2010 compared to 111.4% at December 31, 2009.

Non-interest income increased to $980,000 for the three months ended March 31, 2010 from $532,000 for the same period of 2009, primarily due to a gain of $419,000 realized on the sale of a commercial parcel owned by the Company. This gain increased net income by $274,000 and diluted earnings per share by $0.04. In addition, other non-interest income increased to $561,000 in the first quarter of 2010 from $532,000 in the quarter ended March 31, 2009 due to increases in fee revenue earned and gains on loan sales.

Non-interest expense decreased to $2.6 million for the three months ended March 31, 2010 from $2.7 million for the first quarter of 2009. This decrease is primarily due to the recording of a mandated special deposit insurance assessment charged to all banks insured by the FDIC in 2009.

Income tax expense increased to $604,000 for the three months ended March 31, 2010, an increase of $271,000 from income tax expense of $333,000 in the first quarter of 2009, primarily due to the increase in pre-tax income this year.

Total assets at March 31, 2010 were $327.7 million, a decrease of $2.2 million from $329.9 million at December 31, 2009. Loan balances decreased from $285.6 million at December 31, 2009 to $284.5 million at March 31, 2010. Total deposits increased by $4.3 million or 2.0% to $220.9 million at March 31, 2010. During the quarter ended March 31, 2010, the Company reduced its outstanding borrowings by $7.2 million to $40.7 million.

In commenting on the results of operations, Mr. Charles Sprock, Chairman, President & CEO stated, "Our financial results from operations were notably strong this quarter. Excluding the gain realized on the sale of non-operational real estate, earnings per share grew to $0.14 per diluted share, a record first quarter achievement for our Company. We continue to benefit from solid asset quality and capital adequacy and will continue to utilize these financial resources to reduce our outstanding debt, repurchase our stock and expand our investment in earning assets."

The Company also announced that its Board of Directors has declared a quarterly dividend on the Company's common stock in the amount of $0.09 per share for stockholders of record at the close of business on May 7, 2010. The dividend is payable on May 21, 2010.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company's actual results, and could cause the Company's actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands)

	As of
	March 31,	December 31,
	2010	2009
Selected Financial Condition Data:
Total assets	$ 327,693	$ 329,922
Loans, net	284,455	285,617
Securities	14,764	14,677
Cash and cash equivalents	7,513	7,574
Total deposits	220,911	216,638
Borrowings	40,687	47,869
Total shareholders' equity	61,077	60,365
Allowance for loan losses	2,181	2,132
Non-performing loans	2,006	1,915
Non-performing assets	2,072	1,915

	For the three months ended
	March 31,
	2010	2009

Selected Operating Data:
Interest income	$ 4,261	$ 4,362
Interest expense	794	1,112
Net interest income	3,467	3,250
Provision for loan losses	50	--
Net interest income after provision for loan losses	3,417	3,250
Non-interest income:
Service charges and other income	561	532
Net gain on sale of real estate	419	--
Total non-interest income	980	532
Non-interest expense	2,647	2,742
Income before income taxes	1,750	1,040
Income tax expense	604	333
Net income	$ 1,146	$ 707

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended
	March 31,
	2010	2009
Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	$0.18	$0.11
Diluted earnings per share	$0.18	$0.11
Return on average assets	1.42%	0.86%
Return on average equity	7.68%	4.79%
Net interest rate spread -1	4.36%	3.89%
Net interest margin -1	4.68%	4.31%
Non-interest expense to average assets	3.27%	3.33%
Efficiency ratio -1	65.67%	72.43%
Average interest-earning assets to average interest-bearing liabilities	130.21%	128.37%

	As of
	March 31,	December 31,
	2010	2009
Equity Ratios:
Equity to assets	18.64%	18.30%
Book value per share	$8.98	$8.88

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.70%	0.67%
Nonperforming assets as percent of total assets	0.63%	0.58%
Allowance for loan losses as a percent of loans	0.76%	0.74%
Allowance for loan losses as a percent of non- performing loans	108.7%	111.4%
Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.
CONTACT:  Rome Bancorp, Inc.
          David Nolan, Executive Vice President and
           Chief Financial Officer
          (315) 336-7300